Exhibit 99.1

Paul A. Camuti Appointed to Board of Directors of Garrett Motion Inc.

ROLLE, Switzerland, February 12, 2024 – Garrett Motion Inc. (Nasdaq: GTX) (the “Company”), a leading differentiated automotive technology provider, today announced the appointment of Paul A. Camuti to its Board of Directors.

Mr. Camuti brings over 30 years of experience in innovation and technology, with a significant focus on the industrial sector. Since 2020, he has served as Executive Vice President, Chief Technology and Sustainability Officer of Trane Technologies, overseeing the company’s technical strategy, innovation practices, and sustainability efforts. Prior to Trane Technologies, a spin-off from Ingersoll Rand, Mr. Camuti held several senior executive positions of increasing responsibility at Ingersoll Rand, including Sr. Vice President Innovation and Chief Technology Officer, since 2011. He joined Ingersoll Rand after having served in several senior technology and business leadership roles at Siemens AG.

The Company also announced the departure of John Petry, the founder and Managing Principal of Sessa Capital. John originally joined the Board as a designee of certain institutional shareholders of Garrett nearly three years ago. He has been instrumental in various corporate achievements since that time, including the simplification of the Company’s capital structure and its strong financial performance.

“I am delighted to welcome Paul Camuti to our Board,” said Daniel Ninivaggi, Chairman of the Board of Garrett. “His deep experience and demonstrated success in senior technology, innovation and sustainability roles will provide valuable insight and bring additional depth to our Board. This is particularly important as the Company accelerates its development of advanced technologies and pursues new product opportunities.”

“On behalf of the Board, I’d also like to thank John Petry for his passion and dedication as a Board member. John’s judgment, commitment and expertise have truly made a significant impact on Garrett’s long-term success,” said Mr. Ninivaggi.

John Petry commented on his departure, “I am proud of what we have accomplished and am confident that under the Company’s strong leadership, Garrett will continue to perform on its core turbocharger business, strengthen its new product pipeline and maximize value to shareholders.”

About Garrett Motion Inc.

Garrett Motion is a cutting-edge technology leader serving customers globally with differentiated solutions for emissions reduction and energy efficiency. Its portfolio of the world’s most advanced turbochargers, electric boosting technologies for hybrids and electrified powertrains technologies enable sustainable mobility. Among Garrett’s differentiated technologies are passenger and commercial vehicle applications (on and off-highway), such as advanced turbochargers, electric turbos (E-Turbo) and electric compressors (E-Compressor). In the ‘zero-emissions’ vehicle category, Garrett offers fuel cell compressors for hydrogen fuel cell vehicles (FCEVs), as well as electrified powertrains (E-Axle) and thermal management systems (E-Cooling) for battery electric vehicles (BEVs). With over 70 years of history, Garrett boasts five R&D centers, 13 manufacturing sites and a team of 9300 located in more than 20 countries. Its mission is to further advance sustainable mobility through unique, differentiated innovations.

For more information, please visit www.garrettmotion.com.

Contacts:

MEDIA	INVESTOR RELATIONS
Maria Eugenia Santiago	Eric Birge
734-386-6593	1.734.392.5504
maria.santiagoechandi@garrettmotion.com	Eric.Birge@garrettmotion.com